    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1998
                                                  REGISTRATION NO. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            INTRANET SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

                                    MINNESOTA
                 (State or other jurisdiction of incorporation)

                                   41-1652566
                        (IRS Employer Identification No.)

        8091 WALLACE ROAD
      EDEN PRAIRIE, MINNESOTA                            55344
(Address of principal executive offices)               (Zip Code)



                  1994-1997 STOCK OPTION AND COMPENSATION PLAN
                              (Full title of Plan)

                                 ROBERT F. OLSON
                            INTRANET SOLUTIONS, INC.
                                8091 WALLACE ROAD
                          EDEN PRAIRIE, MINNESOTA 55344
                     (Name and Address of Agent or Service)

                                 (612) 903-2000
          (Telephone Number, Including Area Code of Agent for Service)

                                   Copies to:

                             WILLIAM M. MOWER, ESQ.
                       MASLON EDELMAN BORMAN & BRAND, LLP
                               3300 NORWEST CENTER
                               90 SOUTH 7TH STREET
                           MINNEAPOLIS, MN 55402-4140
                                 (612) 672-8200

                        CALCULATION OF REGISTRATION FEE

============================================================================================
TITLE OF                              PROPOSED MAXIMUM   PROPOSED MAXIMUM
OF SECURITIES TO BE     AMOUNT TO BE  OFFERING PRICE     AGGREGATE             AMOUNT OF
REGISTERED              REGISTERED    PER SHARE (1)      OFFERING PRICE (1) REGISTRATION FEE
----------------        ----------    -------------    ------------------ ----------------
Common Stock ($.01       600,000         $3.38            $2,028,000           $563.78
par value per share)     shares
============================================================================================



(1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(H) and based upon the average of the high and low prices of the Common Stock on the NASDAQ SmallCap on October 26, 1998.





                             EXHIBIT INDEX AT PAGE 7

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents filed by the registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     (a) The contents of the Registrant's Form 10-KSB for the fiscal year ended March 31, 1998.

     (b) The contents of the Registrant's Form 10-QSB for the quarter ended June 30, 1998.

     (c) The contents of the Registrant's Form S-8, Registration Number 333-11489, filed on September 6, 1996.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     The Company's authorized capital stock consists of 23,999,650 shares of undersignated shares, $.01 par value, 1,000,000 shares of Series A Preferred Stock and 350 shares of Series B Preferred Stock. There are currently 9,639,436 shares of Common Stock outstanding and approximately 4.7 million shares reserved for issuance upon exercise of outstanding options, warrants and convertible securities, based upon conversion assuming a fair market value price of $3.31, the closing price of the Common Stock on the Nasdaq SmallCap on October 22, 1998. In addition, there are currently 170,000 shares of Series A Preferred Stock outstanding and 210 shares of Series B Preferred Stock outstanding.


     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the registrant's Board of Directors out of assets legally available therefore, and to share ratably in the assets of the registrant available upon liquidation.

     Each share of Common Stock is entitled to one vote for all purposes. Accordingly, the holders of more than fifty percent of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present or represented by proxy at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 46.4% of the outstanding Common Stock of the Company. Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

     The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the registrant's Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock. The registrant's Board of Directors has no present plan to establish any such additional class or series.

     The registrant is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

Item 8. Exhibits.

     4A. Articles of Incorporation of the registrant (incorporated herein by reference as filed with the Securities and Exchange Commission in connection with the Registrant's Definitive Proxy dated July 5, 1996)

     4B. Bylaws of the Company (incorporated herein by reference as filed with the Securities and Exchange Commission in connection with the Registrant's Definitive Proxy dated July 5, 1996)

     5.   Opinion of Maslon Edelman Borman & Brand, LLP

     23.1 Consent of Lund Koehler Cox & Arkema, LLP

     23.2 Consent of Ernst & Young, LLP

     23.3 Consent of Grant Thornton, LLP

     23.4 Consent of Maslon Edelman Borman & Brand, LLP (contained in Exhibit
          5).

     24.  Power of Attorney (included on Page 6).

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i)and (a)(1)(ii) do not apply if the information required to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on October 28, 1998.

                                INTRANET SOLUTIONS, INC.
                                  Registrant

                                By   S/ Robert F. Olson
                                     -------------------------------------------
                                        Robert F. Olson
                                        President (Principal Executive Officer)


                                POWER OF ATTORNEY

      We, the undersigned officers and directors of IntraNet Solutions, Inc., hereby severally constitute Robert F. Olson and Jeffrey J. Sjobeck, and each of them our true and lawful attorney with full power to him, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable IntraNet Solutions, Inc. to comply with the provisions of the Securities Act of 1933 as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



NAME                                            TITLE                                 DATE
----                                            ----                                  ----
S/ Robert F. Olson                  Chairman of the Board, Chief                October 28, 1998
-------------------                 Executive Officer and President
Robert F. Olson                     (Principal Executive Officer)


S/ Jeffrey J. Sjobeck               Chief Financial Officer and Director        October 28, 1998
----------------------              (Principal Financial and
Jeffrey J. Sjobeck                  Accounting Officer)


S/ Ronald E. Eibensteiner           Director                                    October 28, 1998
-------------------------
Ronald E. Eibensteiner


S/ Paul R. Anderson                 Director                                    October 28, 1998
-------------------
Paul R. Anderson

S/ Kenneth H. Holec                 Director                                    October 28, 1998
-------------------
Kenneth H. Holec


S/ Steven C. Waldron                Director                                    October 28, 1998
--------------------
Steven C. Waldron


                                    EXHIBITS



Exhibit Number           Description of Exhibit                       Page No.
--------------           ----------------------                       --------

5.               Opinion of Maslon Edelman Borman & Brand, LLP            8
23.1             Consent of Lund Koehler Cox & Arkema, LLP                9
23.2             Consent of Ernst & Young LLP                            10
23.3             Consent of Grant Thornton LLP                            8